Exhibit 5.1

June 27, 2024

Interactive Strength Inc.

1005 Congress Avenue, Suite 925

Austin, Texas 78701

RE:	Interactive Strength Inc.’s Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Interactive Strength Inc., a Delaware corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on June 27, 2024 (File No. 333-280410) (the “Registration Statement”), for a proposed offering of up to $10,000,002 of (a) shares the Company’s common stock (the “Common Stock”), $0.0001 par value per share (the “Shares”) and Series A-1 warrants (the “Series A-1 Warrants”) to purchase shares of Common Stock (and the shares of Common Stock that are issuable from time to time upon exercise of the Series A-1 Warrants (the “Series A-1 Warrant Shares”)) and Series A-2 warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Warrants”)) to purchase shares of Common Stock (and the shares of Common Stock that are issuable from time to time upon exercise of the Series A-2 Warrants (the “Series A-2 Warrant Shares” and, together with the Series A-1 Warrant Shares and the Series A-2 Warrant Shares, the “Warrant Shares”)); (b) to each purchaser whose purchase of shares of Common Stock in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of such offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of Common Stock and (c) placement agent warrants with an aggregate value of up to $937,500 (and the shares of Common Stock that are issuable from time to time upon exercise of the Placement Agent Warrants) (the “Placement Agent Warrants”). Each Pre-Funded Warrant will be exercisable for one share of Common Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof; (b) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares, and related matters; (c) the Registration Statement and all exhibits thereto, and (d) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all

Exhibit 5.1

documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	The Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable;
(ii)	the Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;
(iii)	the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable;

(iv)

the Pre-Funded Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

(v) (vi)

the Placement Agent Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

 the shares of Common Stock issuable pursuant to each of the Pre-Funded Warrants and Placement Agent Warrants, when issued upon exercise of the Pre-Funded Warrants and Placement Agent Warrants against payment, as applicable and as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Delaware and the State of New York. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Exhibit 5.1

Very truly yours,

/s/ Lucosky Brookman LLP